UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 29, 2016

GREEN TECHNOLOGY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11248	84-0938688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2880 Zanker Road, Suite 203
San Jose, CA 95134
(Address of principal executive offices) (Zip Code)

(408) 432-7285
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 29, 2016, the Company appointed Kathleen Delaney as trustee, interim director, and interim president to replace Mr. Browne until a permanent replacement can be identified. Ms. Delaney has served as corporate counsel for the Company since 2011. Ms. Delaney will serve as a director until her successor has been elected at the next annual meeting of the Company's shareholders or until her earlier resignation, removal, or death. Ms. Delaney has not been appointed to any committees of the Board as the Board does not presently have any committees. Ms. Delaney is 66 years old.

The Company intends to begin a search for a permanent president and member of the Board of Directors.

Ms. Delaney is an attorney in private practice in Houston, Texas. She has served as corporate counsel of the Company since 2010. She is a graduate of McNeese State University with a bachelor’s degree in criminal justice. She also earned a juris doctor degree from Louisiana State University. She is a member of the State Bar of Louisiana and Texas.

Ms. Delaney had a retainer agreement for her services as corporate counsel to the Company. She was compensated $25,000 per year for her services as corporate counsel. She will no longer receive compensation for her services as Interim Director and Interim President.

The Company has not entered into any transactions with Ms. Delaney described in Item 404(a) of Regulation S-K.

Ms. Delaney was not appointed pursuant to any arrangement or understanding between Ms. Delaney and any other person.

Also on April 29, 2016, Wallace Browne, Director, Chief Executive Officer (“CEO”) and Secretary of Green Technology Solutions, Inc. (the "Company"), resigned from all positions held with the Company, including as a director of the Company. There was no disagreement between the Company and Mr. Browne at the time of his resignation from the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 4, 2016

Green Technology Solutions, Inc.

By:      /s/ Kathleen Delaney
Kathleen Delaney, Interim President and Trustee